As filed with the Securities and Exchange Commission on July 29, 2005

Registration No. 333-124758

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

REPUBLIC COMPANIES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	6331	30-0175923
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

222 Delaware Avenue, Suite 900

Wilmington, Delaware 19801

(302) 658-3613

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive office)

Parker W. Rush

President and Chief Executive Officer

Republic Companies Group, Inc.

222 Delaware Avenue, Suite 900

Wilmington, Delaware 19801

(302) 658-3613

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

T. Mark Kelly Vinson & Elkins L.L.P. First City Tower 1001 Fannin Street, Suite 2300 Houston, Texas 77002-6760 (713) 758-2222	Jeffrey A. Chapman Vinson & Elkins L.L.P. 3700 Trammell Crow Center 2001 Ross Avenue Dallas, Texas 75201-2975 (214) 220-7700	Michael E. Ditto Vice President and General Counsel Republic Underwriters Insurance Company 5525 Lyndon B. Johnson Freeway Dallas, Texas 75240 (972) 788-6000	Ethan T. James Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common stock, par value $.01 per share	$117,300,000	$13,806.21

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2)	Includes common stock issuable upon the exercise of the underwriters’ over-allotment option.
(3)	A fee of $13,535.50 was previously paid with the original filing of this Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form S-1 originally filed on May 10, 2005 is being filed solely (1) to increase the proposed maximum aggregate offering price set forth on the cover page of the Registration Statement by $2,300,000 and to increase the amount of the registration fee; (2) to correct a minor typographical error on page S-5 of the Registration Statement where two numbers were inadvertently transposed; (3) to re-file Exhibit 10.14 to the Registration Statement; and (4) to re-file Exhibit 23.1 to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts payable by Republic Companies Group, Inc. in connection with the issuance and distribution of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee	$13,806
NASD filing fee	12,230
Nasdaq National Market listing fee	100,000
Printing and engraving costs	180,000
Legal fees and expenses	800,000
Accounting fees and expenses	450,000
Transfer Agent and Registrar fees	2,500
Blue Sky fees and expenses (including legal fees)	—
Miscellaneous expenses	100,000

Total	$1,658,536

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”), empowers a Delaware corporation to indemnify its current or former directors and officers, as well as other current or former employees and individuals, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually or reasonably incurred in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than actions by or in the right of such corporation. The director or officer must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation is similarly empowered by the DGCL, subject to the same limitation described in the previous sentence, with respect to actions by or in the right of the corporation, except that indemnification only extends to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and court approval is required to indemnify an individual adjudged to be liable to the corporation. Where directors and officers are successful on the merits or otherwise in the defense of such actions, or in the defense of any claim, issue or matter therein, the corporation is required to indemnify them against the expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense. The DGCL permits a corporation to advance expenses, including attorneys’ fees, incurred by a director or officer in defending such actions, provided that the director or officer undertakes to repay the advanced amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation. The statutory indemnification provided under Section 145 of the DGCL is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our certificate of incorporation provides for the indemnification of all current and former directors and all current and former officers to the fullest extent permitted by the DGCL. In addition, as permitted by the DGCL, our directors shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (1) for any breach of the director’s duty of loyalty to the Company or its stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (3) under Section 174 of the DGCL; or (4) for any transaction from which a director derived an improper personal benefit.

Our bylaws provide that indemnification of our present directors and officers in a specific case requires authorization by (1) majority vote of the directors who are not party to the action or proceeding, (2) a committee designated by a majority of such directors, (3) a legal opinion of independent legal counsel or (4) the stockholders. With respect to former directors and officers, authorization may be provided by any person having the authority to act on the matter.

The employment agreements of our executive officers indemnify those officers for certain liabilities arising out of the officers’ performance, duties and responsibilities to, for or on behalf of the Company.

The Registration Rights Agreement provides for limited indemnification by the holders of registrable securities of the officers and directors of the Company for certain liabilities under the Securities Act and the Exchange Act. This indemnification is restricted to liability with respect to information furnished in writing by such holder to the Company expressly for use in filing a registration statement.

We have entered into agreements to indemnify our current directors and executive officers. Under these agreements, we are obligated to indemnify our directors and officers to the fullest extent permitted under the Delaware General Corporation Law for expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their services as a director or officer.

As permitted by the DGCL and in accordance with our bylaws, we maintain directors and officers’ liability insurance.

Item 15. Recent Sales of Unregistered Securities

Since the date of our formation through the date hereof, we have issued and sold the following unregistered securities (on a split adjusted basis):

1.    On December 12, 2002, the Company issued and sold 5,500 shares of common stock to its organizers, all of whom were accredited investors, for an aggregate purchase price of $1,000.

2.    On May 7, 2003, the Company declared a stock dividend of 415.754185 shares of common stock, and 0.272727 shares of undesignated preferred stock, on each share of the Company’s outstanding common stock.

3.    On May 9, 2003, the Company reclassified each outstanding share of common stock as Class A voting common stock and each share of undesignated preferred stock as Series A preferred stock.

4.    On August 29, 2003, the Company entered into the following transactions with our Initial Investors, all of whom were accredited investors, pursuant to a Securities Purchase Agreement dated May 9, 2003, as amended on August 29, 2003:

•	The Company issued and sold 105,000 shares of Series A preferred stock, 3,057,830 shares of Class A common stock and 1,327,898 shares of Class B common stock for an aggregate purchase price of $105.0 million.

•	The Company issued and sold 22,000 shares of Series B preferred stock for an aggregate purchase price of $22.0 million. This transaction was rescinded on October 31, 2003 and the Certificate of Incorporation was amended to remove this as an authorized series of stock.

5.    On January 16, 2004, the Company issued and sold 55,385 shares of Class B common stock and 1,325 shares of Series A preferred stock to Republic Co-Investors, L.P., an accredited investor, for an aggregate purchase price of $1.325 million.

6.    Since inception, we have granted to our executive officers restricted stock awards representing an aggregate of 50,600 shares of Class A common stock and 363,000 shares of Class B common stock. During this same period, restricted stock awards representing 50,600 shares of Class B common stock have vested. All restricted stock awards are granted to executive officers in consideration for their services to the Company.

7.    Since inception, we have granted options to our executive officers to purchase an aggregate of 59,472 shares of Class B common stock under the Republic Companies Group, Inc. Stock Plan. During this same period, we have not issued or sold any of our securities pursuant to exercises of options granted under this plan.

None of the transactions involved any public offering, and the Company believes that each transaction, if deemed to be a sale of a security, was exempt from the registration statement requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701, pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and each of the certificates representing the Company’s securities issued in connection with such transactions contains a restrictive legend. In addition, no underwriters were engaged in connection with the issuance of securities in any of the preceding transactions.

Item 16. Exhibits and Financial Statement Schedules

(a)    Exhibits

Exhibit Number	Description

1.1	Form of Underwriting Agreement.*

3.1	Form of Amended and Restated Certificate of Incorporation of Republic Companies Group, Inc.*

3.2	Amended and Restated Bylaws of Republic Companies Group, Inc.*

4.1	Form of Common Stock Certificate.*

5.1	Opinion of Vinson & Elkins L.L.P.*

10.1	Stock Purchase Agreement, dated as of May 9, 2003, by and among Republic Financial Services, Inc. (Texas), Republic Financial Services, Inc. (Nevada), Winterthur U.S. Holdings, Inc., RTXA, Inc., and RTXA Sub Inc.*

10.2	Securities Purchase Agreement and First Amendment thereto, effective May 9, 2003, among RTXA, Inc. and the investors party thereto.*

10.3	Form of Amended and Restated Registration Rights Agreement.*

10.4	Employment Agreement, dated as of November 17, 2003, between Republic Underwriters Insurance Company and Parker W. Rush.*

10.5	Employment Agreement, dated as of May 9, 2003, between RTXA, Inc. and Martin B. Cummings.*

10.6	Employment Agreement, dated as of April 9, 2004, between Republic Underwriters Insurance Company and Robert S. Howey.*

10.7	Republic Companies Group, Inc. Stock Plan, effective May 1, 2004.*

10.8	Republic Financial Services, Inc. Deferred Compensation Plan, effective July 1, 1995, as amended.*

10.9	Excess of Loss Reinsurance Agreement and Addenda Nos. 1-3, effective January 1, 1994, between Winterthur Swiss Insurance Company and Republic Insurance Company.*

10.10	Reinsurance Agreement, dated May 9, 2003, by and between Winterthur Swiss Insurance Company and Republic Underwriters Insurance Company.*

10.11	Amended and Restated Investor Rights Agreement, dated as of December 9, 2004, between Republic Companies Group, Inc. and the stockholders designated therein.*

10.12	Credit Agreement, dated as of February 23, 2005, among Republic Companies, Inc., Republic Companies Group, Inc. and The Frost National Bank.*

10.13	Lease Agreement, dated August 31, 2004, between TC Dallas #2, LP and Republic Underwriters Insurance Company.*

10.14	Managing General Agency Agreement, dated January 1, 1993, among Insured Lloyds, Southern County Mutual Insurance Company, Republic Vanguard Insurance Company and Texas General Agency, Inc. (as amended). **

10.15	Form of 2005 Equity-Based Compensation Plan.*

10.16	Form of Employee Stock Purchase Plan.*

10.17	Form of Deferred Compensation Plan for Directors.*

10.18	Form of Incentive Bonus Plan.*

Exhibit Number	Description

21.1	Subsidiaries of Republic Companies Group, Inc.*

23.1	Consents of KPMG LLP.

23.2	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).*

24.1	Power of Attorney (included as part of the signature pages).*

99.1	Consent to be Named of Robert Kullas.*

*	Previously filed

**	Portions of this document have been omitted pursuant to a confidential treatment request filed with the Securities and Exchange Commission. Such portions have been provided separately to the Commission.

(b)    Financial Statement Schedules

Schedule II — Republic Companies Group, Inc. — Condensed Financial Information of Parent Company

Schedule III — Republic Companies Group, Inc. — Supplementary Insurance Information

Schedule IV — Republic Companies Group, Inc. — Reinsurance

Schedule V — Republic Companies Group, Inc. — Valuation and Qualifying Accounts

Schedule VI — Republic Companies Group, Inc. — Supplemental Insurance Information Concerning

    Property and Casualty Operations

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes that:

(a)    For purposes of determining any liability under the Securities Act of 1933 (the “Act”), the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)    For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 29th day of July, 2005.

REPUBLIC COMPANIES GROUP, INC.

By:	/S/ PARKER W. RUSH
Name:	Parker W. Rush
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ PARKER W. RUSH Parker W. Rush	President and Chief Executive Officer; Director (principal executive officer)	July 29, 2005

* Martin B. Cummings	Vice President and Chief Financial Officer (principal financial and accounting officer)	July 29, 2005

* Michael E. Ditto	Vice President and General Counsel	July 29, 2005

* James G. Drawert	Chief Underwriting Officer	July 29, 2005

* Robert S. Howey	Chief Marketing Officer	July 29, 2005

* Bruce W. Schnitzer	Chairman of the Board of Directors	July 29, 2005

* Scott L. Bok	Director	July 29, 2005

* Timothy M. Dwyer	Director	July 29, 2005

* Robert L. Edwards, Jr.	Director	July 29, 2005

* Patrick K. McGee	Director	July 29, 2005

Signature	Title	Date

* Robert H. Sheridan, III	Director	July 29, 2005

* John Ware	Director	July 29, 2005

*BY:	/S/ PARKER W. RUSH Parker W. Rush as Attorney-in-fact

REPUBLIC COMPANIES GROUP, INC.

Schedule II—Condensed Financial Information of Parent Company

Condensed Balance Sheets

December 31, 2004 and 2003

(Dollars in thousands)

	2004	2003
Assets
Investment in subsidiary	$166,256	$147,330
Receivable from subsidiaries	—	1,405
Cash	161	435
Short-term investments	3,405	—
Deferred tax asset	433	—
Federal income tax recoverable	536	—
Other	—	2

Total assets	$170,791	$149,172

Liabilities and Shareholders’ Equity
Deferred tax liability	$—	$518
Federal income tax payable	—	1,139
Payable to subsidiaries	1,379	—

Total liabilities	$1,379	$1,657

Redeemable preferred shares:
Series A, $0.01 par value; $1,000 per share liquidation value. Authorized 605,000 shares; issued and outstanding 106,500 shares, including accrued dividends of $4,474	—	$110,965

Shareholders’ equity:
Redeemable preferred shares:
Series A, $0.01 par value; $1,000 per share liquidation value. Authorized 605,000 shares; issued 107,825 shares; outstanding 107,531 shares including accrued dividends of $18,755	$126,286	$—

Common shares:
Class A (voting), $0.0018 par value, Authorized 9,625,000 shares; issued 3,580,286 and outstanding 3,567,977 shares in 2004; issued and outstanding 3,479,080 shares in 2003	7	7
Class B (nonvoting), $0.0018 par value, Authorized 2,200,000 shares; issued 1,796,883 and outstanding 1,794,133 shares in 2004; issued and outstanding 1,327,898 shares in 2003	3	2
Additional paid-in capital	4,287	1
Accumulated other comprehensive income (loss), net of taxes	(877)	1,170
Retained earnings	42,942	35,370
Unearned compensation from restricted stock awards	(3,236)	—
Treasury stock, at cost (12,309 shares of Class A Common in 2004 and 0 in 2003)	—	—

Total shareholders’ equity	$169,412	$36,550

Total liabilities and shareholders’ equity	$170,791	$149,172

REPUBLIC COMPANIES GROUP, INC.

Schedule II—Condensed Financial Information of Parent Company

Condensed Statements of Operations

Years ended December 31, 2004, 2003 and 2002

(Dollars in thousands, except per share amounts)

	2004	2003	2002
Revenues:
Investment income	$9	$—	—

	9	—	—

Expenses:
Operating expenses	81	74	—

	81	74	—

Loss before income tax and equity in undistributed net income of subsidiary	(72)	(74)	—
Income tax benefit	(25)	(26)	—
Equity in undistributed net income of subsidiary	21,923	41,392	—

Net income	$21,876	41,344	—

Net income available to common shareholders	$7,572	36,870	—

Net income per common share:
Basic and fully diluted	$1.46	$7.67	—

REPUBLIC COMPANIES GROUP, INC.

Schedule II—Condensed Financial Information of Parent Company

Condensed Statements of Cash Flows

Years ended December 31, 2004, 2003, and 2002

(Dollars in thousands)

	2004	2003	2002
Cash flows from operating activities:
Net income	$21,876	$41,344	$—
Adjustments to reconcile net income to net cash provided by operating activities:
(Decrease) increase in payable to subsidiary	1,379	—	—
(Decrease) increase in federal income tax payable	(1,139)	1,139	—
Increase in receivable from subsidiary	1,405	(1,405)	—
Increase in federal income tax recoverable	(536)	—	—
Equity in undistributed net income of subsidiary	(21,923)	(41,392)	—
Stock based compensation	1,050	—	—
Other	2	(2)	—

Net cash provided (used) by operating activities	2,114	(316)	—

Cash flows from investing activities:
Investment in subsidiary	—	(126,250)	—
Dividend received from subsidiary	—	22,000	—
Net change in other short-term investments	(3,405)	—	—

Net cash used in investing activities	(3,405)	(104,250)	—

Cash flows from financing activities:
Issuance of stock	1,325	127,000	1
Rescission of temporary equity	—	(22,000)	—
Redemption of stock	(308)	—	—

Net cash provided from financing activities	1,017	105,000	1

Net (decrease) increase in cash	(274)	434	1
Cash at beginning of period	435	1	—

Cash at end of period	$161	$435	$1

REPUBLIC COMPANIES GROUP, INC.

AND SUBSIDIARIES

Schedule II—Condensed Financial Information of Parent Company

December 31, 2003 and 2002

(1) Basis of Presentation

The Condensed Financial Information of Parent Company includes the financial information for Republic Companies Group, Inc. (RCGI). RCGI’s sole direct subsidiary is Republic Companies, Inc. (RCI). RCGI was formed in December 2002 for the purpose of acquiring Republic Underwriters Insurance Company and its wholly owned subsidiaries and certain affiliates (Subject Companies) through RCI in 2003 as described in note 1 to the Consolidated and Combined Financial Statements of Republic Companies Group, Inc. RCGI did not have any operations prior to the acquisition of the Subject Companies.

REPUBLIC COMPANIES GROUP, INC.

Schedule III—Supplementary Insurance Information

(Dollars in thousands)

Segments	Deferred Policy Acquisition Costs	Liability for Unpaid Losses and Loss Adjustment Expenses	Unearned Premiums	Net Insurance Premiums Earned	Net Investment Income And Realized Gains (Losses)	Net Losses and Loss Adjustment Expenses	Amortization of Deferred Acquisition Costs	Other Underwriting Expenses	Net Written Premium
Year ended December 31, 2004:
Independent Agents—Personal Lines	$12,906	$52,454	$68,359	$124,484	$4,352	$77,496	$20,959	$10,546	$125,928
Independent Agents—Commercial Lines	7,822	61,926	35,594	51,666	2,782	40,685	10,169	6,652	59,636
Program Management	2,722	89,019	50,078	52,554	1,901	20,274	18,279	6,341	53,546
Insurance Services and Corporate	—	64,198	59,373	4,824	348	95	—	2,861	4,827

Consolidated	$23,450	$267,597	$213,404	$233,528	$9,383	$138,550	$49,407	$26,400	$243,937

Period August 29, 2003 to December 31, 2003:
Independent Agents—Personal Lines	$4,772	$56,096	$66,885	$44,155	$1,550	$25,160	$6,315	$5,203	$46,508
Independent Agents—Commercial Lines	2,275	62,741	27,833	19,327	875	12,756	3,545	1,765	21,274
Program Management	800	82,533	53,269	15,256	657	8,838	5,060	395	13,181
Insurance Services and Corporate	—	64,399	53,258	585	32	—	—	1,715	584

Consolidated	$7,847	$265,769	$201,245	$79,323	$3,114	$46,754	$14,920	$9,078	$81,547

Predecessor Basis
Period January 1, 2003 to August 28, 2003:
Independent Agents—Personal Lines	$16,289	$59,041	$80,940	$95,048	$3,103	$78,119	$21,107	$7,790	$102,444
Independent Agents—Commercial Lines	7,079	63,253	34,944	43,787	1,752	35,611	10,370	5,225	41,858
Program Management	1,858	80,279	56,925	46,811	1,316	26,960	15,277	5,326	48,523
Insurance Services and Corporate	—	63,698	49,489	335	64	—	—	514	336

Combined	$25,226	$266,271	$222,298	$185,981	$6,235	$140,690	$46,754	$18,855	$193,161

Year ended December 31, 2002:
Independent Agents—Personal Lines	$13,949	$50,323	$71,816	$117,858	$(2,411)	$97,325	$26,085	$10,001	$135,904
Independent Agents—Commercial Lines	7,008	50,802	34,995	65,481	(1,361)	50,431	16,029	7,132	70,252
Program Management	2,376	53,923	51,735	45,100	(1,022)	24,409	16,109	5,790	50,733
Insurance Services and Corporate	—	68,754	67,666	1,018	(48)	6	—	1,902	1,017

Combined	$23,333	$223,802	$226,212	$229,457	$(4,842)	$172,171	$58,223	$24,825	$257,906

REPUBLIC COMPANIES GROUP, INC.

Schedule IV—Reinsurance

(Dollars in thousands)

	Direct Written Premiums	Ceded Premiums	Assumed Premiums	Net Written Premiums	% of Assumed To Net
Year ended December 31, 2004	$474,162	$234,117	$3,892	$243,937	1.6%
Period August 29, 2003 to December 31, 2003	138,526	57,160	181	81,547	0.2
Period January 1, 2003 to August 28, 2003	342,087	150,073	1,147	193,161	0.6
Year ended December 31, 2002	471,747	215,623	1,782	257,906	0.7

Note: All premiums are property and casualty insurance premiums

REPUBLIC COMPANIES GROUP, INC.

Schedule V—Valuation and Qualifying Accounts

(Dollars in thousands)

		Additions
	Balance at Beginning of Period	Charged (Credited) to Expenses	Charged to Other Accounts	Deductions (1)	Balance at End of Period
Year ended December 31, 2004:
Allowance for uncollectible premium	$1,135	$1,125	$—	$(1,763)	$497
Allowance of unrecoverable reinsurance	—	762	—	—	762
Tax valuation allowance	1,090	(1,090)	—	—	—

Period August 29, 2003 to December 31, 2003:
Allowance for uncollectible premium	—	1,135	—	—	1,135
Tax valuation allowance	1,090	—	—	—	1,090

(1)	Deductions include write-offs of accounts determined to be uncollectible

REPUBLIC COMPANIES GROUP, INC.

Schedule VI—Supplemental Insurance Information Concerning Property and Casualty Operations

(Dollars in thousands)

	Liability For Unpaid Losses and Loss Adjustment Expenses	Less Reinsurance Recoverables on Unpaid Losses and Loss Adjustment Expenses	Liability For Unpaid Losses and Loss Adjustment Expenses, Net of Related Reinsurance Recoverables	Discount, if Any, Deducted From Reserves	Losses and Loss Adjustment Expenses (Benefits) Incurred Related To		Paid Losses and Loss Adjustment Expenses
					Current Period	Prior Period
Year ended December 31, 2004	$267,597	$(159,775)	$107,822	$—	$135,577	$2,973	$144,199
Period August 29, 2003 to December 31, 2003	265,769	(152,298)	113,471	—	46,754	—	45,219
Period January 1, 2003 to August 28, 2003	266,271	(154,335)	111,936	—	117,282	23,408	117,276
Year ended December 31, 2002	223,802	(135,280)	88,522	—	162,031	10,140	146,443